Exhibit 4.9

DESCRIPTION OF VIATRIS INC. SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2023, our shares of common stock, par value $0.01, are the only securities of Viatris Inc. (“Viatris”, “we”, “our” or “us”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our common stock, referred to as Viatris common stock, does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Viatris Charter”) and bylaws (the “Viatris Bylaws”) and the Delaware General Corporation Law (“DGCL”). Copies of the Viatris Charter and the Viatris Bylaws have been included as exhibits to the Annual Report on Form 10-K to which this description has been filed.

Description of Viatris Common Stock

General

The Viatris Charter authorizes 3,000,000,000 shares of common stock, par value $0.01 per share, and 300,000,000 shares of preferred stock, par value $0.01 per share for a total authorized share capital of $3,300,000,000.

As of February 22, 2024, we have issued and outstanding 1,187,569,149 shares of Viatris common stock, par value $0.01. All issued shares of Viatris common stock are fully paid and non-assessable.

As of February 22, 2024, there were no shares of Viatris preferred stock outstanding. The Viatris board of directors (“Viatris Board”) may establish the rights and preferences of the preferred stock from time to time as set forth in the Viatris Charter. The Viatris Charter does not authorize any other classes of capital stock.

Common Stock

Holders of Viatris common stock are entitled to one vote per share on all matters to be voted upon by Viatris stockholders. Unless a different vote is required by law or specifically required by the Viatris Charter or the Viatris Bylaws, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter (other than the election of directors, which is described below) if a majority of votes cast on such matter by stockholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. Subject to the rights of the holders of any series of Viatris preferred stock to elect directors under specified circumstances, if a quorum exists at any meeting of stockholders, stockholders have approved the election of a director if a majority of the votes cast at any meeting for the election of such director are in favor of such election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors will be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. A “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the secretary of Viatris.

Subject to the rights of any holders of Viatris preferred stock, the holders of Viatris common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Viatris Board out of funds legally available for the payment of dividends. If Viatris liquidates, dissolves or winds up, after all liabilities and, if applicable, the holders of each series of preferred stock have been paid in full, the holders of Viatris common stock will be entitled to share ratably in all remaining assets. Viatris common stock does not have preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions are applicable to Viatris common stock. The rights, preferences and privileges of the holders of Viatris common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Viatris may designate and issue in the future.

Preferred Stock

The Viatris Board may issue shares of preferred stock in one or more series and, subject to the applicable law of the State of Delaware, the Viatris Board may set the powers, rights, preferences, qualifications, limitations and restrictions of such preferred stock.

The Viatris Board has the power to issue Viatris preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of Viatris common stockholders, and the Viatris Board could take such action without stockholder approval. The issuance of Viatris preferred stock could delay or prevent a change in control of Viatris.

Anti-Takeover Effects of Various Provisions of Delaware Law, the Viatris Charter and the Viatris Bylaws

Provisions of the DGCL, the Viatris Charter and the Viatris Bylaws could make it more difficult to acquire Viatris by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids the Viatris Board may consider inadequate and to encourage persons seeking to acquire control of Viatris to first negotiate with Viatris.

Preferred Stock. The Viatris Board has the power to issue Viatris preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of Viatris common stockholders, and the Viatris Board could take that action without stockholder approval. The issuance of Viatris preferred stock could delay or prevent a change in control of Viatris.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders. The Viatris Charter provides that any vacancies, including any newly created directorships, on the Viatris Board will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders. The Viatris Charter and the Viatris Bylaws provide that directors may be removed by stockholders, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote.

Special Meeting. The Viatris Bylaws provide that special meetings of the stockholders may be called by the chair of the Viatris Board, the Viatris Board pursuant to a resolution adopted by a majority of the total number of directors Viatris would have if all vacancies or unfilled directorships were filled or, subject to certain procedural requirements, the chair of the Viatris Board or the secretary of Viatris at the written request of stockholders of record owning at least 25% of the voting power entitled to vote on the matter or matters entitled to vote at the meeting.

The Viatris Bylaws do not permit a special meeting to be held at the request of stockholders if (a) the business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, the Viatris Charter or the Viatris Bylaws, (b) the Viatris Board has called for or calls for an annual meeting to be held within 90 days after the special meeting request is delivered to Viatris and the Viatris Board determines that the business of the special meeting is identical or substantially similar to an item of business of the annual meeting, (c) the business conducted at the most recent annual meeting or any special meeting held within one year included such similar business or (d) the request is delivered between 61 and 365 days after the earliest date of signature on a different request for a special meeting on the same business.

Stockholder Action. The Viatris Bylaws and the Viatris Charter do not permit stockholder action by written consent unless such written consent is granted by holders of 100% of the voting power of the outstanding shares of capital stock entitled to vote.

Advance Notice of Director Nominations and Stockholder Proposals. The Viatris Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in the Viatris Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Viatris Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to Viatris’ secretary at Viatris’ principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (a) the 90th day before such annual meeting or (b) if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Viatris.

If a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Viatris Bylaws, but only if the stockholder notice is delivered to Viatris’ secretary at Viatris’ principal executive offices not earlier than the 120th day before such special meeting and not later than the close of business on the later of (a) the 90th day before such special meeting or (b) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Viatris Board to be elected at such meeting.

Amendments to the Viatris Charter and Viatris Bylaws. Under the DGCL, the Viatris Charter may not be amended by stockholder action alone. Amendments to the Viatris Charter require a board resolution approved by the majority of the outstanding capital stock entitled to vote. The Viatris Bylaws may be amended by stockholders upon the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, the Viatris Bylaws may also be adopted, amended or repealed by the Viatris Board.

Delaware Anti-Takeover Statute. Viatris is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder before the time that the person became an interested stockholder;

•upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or

•the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Viatris.

No Cumulative Voting. The Viatris Charter prohibits cumulative voting in the election of directors.

Exclusive Forum. The Viatris Charter provides that unless Viatris otherwise consents in writing, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Viatris, any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employees of Viatris to Viatris or its stockholders, creditors or other constituents, any action asserting a claim against Viatris or any of its directors, officers or other employees arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or the Viatris Charter or the Viatris Bylaws, any action or proceeding asserting a claim against Viatris or any of its directors, officers or other employees governed by the internal affairs doctrine or any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. The Viatris Charter also provides that unless Viatris consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended. The enforceability of similar choice of forum provisions in other companies’ charters and bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provisions contained in the Viatris Charter to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The Viatris Charter includes a provision, authorized under the DGCL, that eliminates the personal liability of directors and officers for monetary damages for breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by the DGCL.

The Viatris Charter and the Viatris Bylaws also include provisions that require Viatris to indemnify, to the fullest extent allowable under the laws of the State of Delaware, directors or officers against monetary damages for actions taken as a director or officer of Viatris, or for serving at Viatris’ request in any capacity at another corporation or enterprise, as the case may be. The Viatris Charter and the Viatris Bylaws also provide that Viatris must indemnify and advance reasonable expenses to Viatris directors and officers, subject to Viatris’ receipt of an undertaking from the indemnified party to repay all amounts advanced if it is determined ultimately that the indemnified party is not entitled to be indemnified. We also have entered into indemnification agreements with each of our directors and certain of our officers that provide them with substantially similar indemnification rights to those provided under the Viatris Charter and Viatris Bylaws. The Viatris Charter and Viatris Bylaws also expressly authorizes Viatris to carry directors’ and officers’ insurance to protect Viatris and its directors and officers for some liabilities. Viatris currently maintains such an insurance policy. The description of indemnity herein is merely a summary of the provisions in the Viatris Charter, Viatris Bylaws and other indemnification agreements, and such description shall not limit or alter the provisions in the Viatris Charter, Viatris Bylaws or other indemnification agreements.

The limitation of liability and indemnification provisions in the Viatris Charter and the Viatris Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Viatris and Viatris’ stockholders. However, these provisions do not limit or eliminate Viatris’ rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission if a director or officer breaches their fiduciary duties. Moreover, the provisions do not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Viatris pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.